Exhibit 99.1

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
Corrections Corporation of America Announces
Closing Of $465.0 Million Senior Notes Offering
And Results to Date of Tender Offer
NASHVILLE, Tenn. — June 3, 2009 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), announced today the completion of the public offering of $465.0 million of its new 7 3/4% Senior Notes due 2017 (the “New Notes”). The offering resulted in net proceeds to the Company, after deducting underwriting discounts and estimated expenses, of approximately $441.1 million.
The New Notes were sold under an automatically effective shelf registration statement filed by the Company with the Securities and Exchange Commission. J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC acted as joint book-running managers for the offering.
The Company also announced today that it has accepted for purchase $369.7 million aggregate principal amount, or 82.2%, of its 7 1/2% Senior Notes due 2011 (the “2011 Notes”), which were validly tendered by the June 2, 2009 consent date pursuant to the Company’s previously announced cash tender offer for any and all of its outstanding 2011 Notes (the “Offer”). The Offer is scheduled to expire at 11:59 p.m., New York City time, on June 16, 2009, unless extended or earlier terminated. The Company has also called for redemption at a price of par plus accrued interest on July 3, 2009 all remaining 2011 Notes.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent, each dated as of May 19, 2009. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CCA, the dealer manager, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2011 Notes in the Offer.
The Company has engaged J.P. Morgan Securities Inc. to act as dealer manager and solicitation agent for the Offer, D.F. King & Co., Inc. to act as information agent for the Offer and U.S. Bank National Association to serve as depositary for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 549-6746 (U.S. toll free), or in writing to 48 Wall Street, New York, New York 10005. Questions regarding the Offer may be directed to J.P. Morgan Securities Inc. at (212) 270-1477 (collect).
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 64 facilities, including 44 company-owned facilities, with a total design capacity of approximately 86,000 beds in 19 states and the District of Columbia. We specialize in owning, operating
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Announces Closing of Senior Notes Offering and Results of Tender Offer

and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iv) changes in the privatization of the corrections and detention industry and the public acceptance of our services; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs and (vii) the availability of debt and equity financing on favorable terms. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
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